Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

NEWS RELEASE	Exhibit 99.1

MARSH McLENNAN REPORTS FIRST QUARTER 2022 RESULTS
GAAP Revenue Increases 9%; Underlying Revenue Rises 10%
First Quarter GAAP EPS Rises 10% to $2.10 and Adjusted EPS Increases 16% to $2.30
Growth in GAAP Operating Income of 6% and Adjusted Operating Income of 12%

NEW YORK, April 21, 2022 – Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the first quarter ended March 31, 2022.
Dan Glaser, President and CEO, said: "Marsh McLennan started 2022 with an excellent first quarter. We generated underlying revenue growth of 10%, adjusted operating income growth of 12%, and adjusted EPS growth of 16%. We are well-positioned for another solid year."
"The current war in Ukraine has reminded us that risk and uncertainty are constants, and I am proud of the work our colleagues are doing to help one another and our clients navigate the widespread challenges created by this horrific situation."
Consolidated Results
Consolidated revenue in the first quarter of 2022 was $5.5 billion, an increase of 9% compared with the first quarter of 2021. On an underlying basis, revenue increased 10%. Operating income was $1.4 billion, an increase of 6% from the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 12% to $1.6 billion.
Net income attributable to the Company was $1.1 billion, or $2.10 per diluted share, compared with $1.91 in the first quarter of 2021. Adjusted earnings per share rose 16% to $2.30 per diluted share compared with $1.99 a year ago.

Risk & Insurance Services
Risk & Insurance Services revenue was $3.5 billion in the first quarter of 2022, an increase of 10%, or 11% on an underlying basis. Operating income rose 6% to $1.1 billion, and adjusted operating income was $1.2 billion, an increase of 12% versus a year ago.
Marsh's revenue in the first quarter was $2.5 billion, an increase of 11% on an underlying basis. In U.S./Canada, underlying revenue rose 10%. International operations produced underlying revenue growth of 11%, reflecting 17% growth in Asia Pacific, 16% growth in Latin America, and 9% growth in EMEA.
Guy Carpenter's revenue in the first quarter was $999 million, an increase of 11% on an underlying basis.
Consulting
Consulting revenue was $2.0 billion in the first quarter of 2022, an increase of 7%, or 10% on an underlying basis. Operating income increased 8% to $392 million, and adjusted operating income increased 9% to $402 million.
Mercer's revenue in the first quarter was $1.3 billion, an increase of 6% on an underlying basis. Career revenue of $202 million was up 16% on an underlying basis. Health revenue of $524 million increased 9% on an underlying basis, and Wealth revenue of $617 million increased 2% on an underlying basis.
Oliver Wyman’s revenue in the first quarter was $667 million, an increase of 17% on an underlying basis.
Other Items
The Company repurchased 3.2 million shares of stock for $500 million in the first quarter.
In March, Marsh McLennan announced it would exit all of its businesses in Russia and transfer ownership of its Russian business to local management who will operate independently in the Russian market.

Conference Call
A conference call to discuss first quarter 2022 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 866 437 7574. Callers from outside the United States should dial +1 409 220 9376. The access code for both numbers is 3058039. The live audio webcast may be accessed at marshmclennan.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 83,000 colleagues advise clients in 130 countries. With annual revenue of approximately $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well being for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, follow us on LinkedIn and Twitter or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the impact of geopolitical or macroeconomic conditions on us, our clients and the countries and industries in which we operate, including from conflicts such as the war in Ukraine, capital markets volatility and inflation;
•the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations and result in the disclosure of confidential client or company information;
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor, including claims related to our investment business’ ability to execute timely trades in light of increased trading volume;
•the financial and operational impact of complying with laws and regulations, including domestic and international sanctions regimes, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti Bribery Act and cybersecurity and data privacy regulations;
•our ability to attract, retain and develop industry leading talent;
•our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation;
•our ability to manage potential conflicts of interest that may arise across our businesses given our expanding client base, the broad scope of our work and the significant volume of our engagements;
•the impact of changes in tax laws, guidance and interpretations, or disagreements with tax authorities; and
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams.
The factors identified above are not exhaustive. Marsh McLennan and its subsidiaries (collectively, the "Company") operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh McLennan and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$5,549	$5,083
Expense:
Compensation and benefits	3,100	2,807
Other operating expenses	1,004	918
Operating expenses	4,104	3,725
Operating income	1,445	1,358
Other net benefit credits	62	71
Interest income	1	—
Interest expense	(110)	(118)
Investment income	26	11
Income before income taxes	1,424	1,322
Income tax expense	338	324
Net income before non-controlling interests	1,086	998
Less: Net income attributable to non-controlling interests	15	15
Net income attributable to the Company	$1,071	$983
Net income per share attributable to the Company:
- Basic	$2.13	$1.93
- Diluted	$2.10	$1.91
Average number of shares outstanding:
- Basic	503	509
- Diluted	509	514
Shares outstanding at March 31	502	509

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended March 31
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Risk and Insurance Services
Marsh	$2,546	$2,325	10%	(2)%	1%	11%
Guy Carpenter	999	895	12%	(1)%	2%	11%
Subtotal	3,545	3,220	10%	(2)%	1%	11%
Fiduciary interest income	4	5
Total Risk and Insurance Services	3,549	3,225	10%	(2)%	1%	11%
Consulting
Mercer	1,343	1,288	4%	(2)%	—	6%
Oliver Wyman Group	667	585	14%	(2)%	(1)%	17%
Total Consulting	2,010	1,873	7%	(2)%	—	10%
Corporate Eliminations	(10)	(15)
Total Revenue	$5,549	$5,083	9%	(2)%	1%	10%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Marsh:
EMEA	$842	$837	1%	(4)%	(4)%	9%
Asia Pacific	321	274	17%	(4)%	5%	17%
Latin America	104	90	15%	(1)%	—	16%
Total International	1,267	1,201	6%	(4)%	(2)%	11%
U.S./Canada	1,279	1,124	14%	—	4%	10%
Total Marsh	$2,546	$2,325	10%	(2)%	1%	11%
Mercer:
Wealth	$617	$623	(1)%	(3)%	—	2%
Health	524	487	8%	(2)%	1%	9%
Career	202	178	13%	(3)%	—	16%
Total Mercer	$1,343	$1,288	4%	(2)%	—	6%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G in accordance with the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation, and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and reportable segment basis, for the three months ended March 31, 2022 and 2021. The following tables also present adjusted operating margin. For the three months ended March 31, 2022 and 2021, adjusted operating margin is calculated by dividing the sum of adjusted operating income and identified intangible asset amortization by consolidated or segment adjusted revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2022
Operating income (loss)	$1,121	$392	$(68)	$1,445
Operating margin	31.6%	19.5%	N/A	26.0%
Add (deduct) impact of noteworthy items:
Restructuring (a)	15	7	8	30
Changes in contingent consideration (b)	10	—	—	10
JLT acquisition-related costs and other (c)	12	1	—	13
JLT legacy E&O provision (d)	—	(10)	—	(10)
Legal claims (e)	30	—	—	30
Deconsolidation of Russian businesses and other related charges (f)	40	12	—	52
Operating income adjustments	107	10	8	125
Adjusted operating income (loss)	$1,228	$402	$(60)	$1,570
Total identified intangible amortization expense	$78	$13	$—	$91
Adjusted operating margin	36.5%	20.6%	N/A	29.7%

Three Months Ended March 31, 2021
Operating income (loss)	$1,060	$361	$(63)	$1,358
Operating margin	32.9%	19.3%	N/A	26.7%
Add (deduct) impact of noteworthy items:
Restructuring (a)	17	11	6	34
Changes in contingent consideration (b)	6	(6)	—	—
JLT acquisition-related costs (c)	11	1	—	12
Other	(2)	3	—	1
Operating income adjustments	32	9	6	47
Adjusted operating income (loss)	$1,092	$370	$(57)	$1,405
Total identified intangible amortization expense	$86	$14	$—	$100
Adjusted operating margin	36.6%	20.5%	N/A	29.6%

(a)Restructuring activities reflect costs related to the Company's global information technology and HR functions, JLT integration costs, Marsh (RIS) operational excellence and adjustments to restructuring liabilities for future rent under non-cancellable leases.
(b)Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions as measured each quarter.
(c)Includes retention costs and legal charges related to the acquisition of JLT.
(d)Reflects recoveries under indemnities for a legacy JLT E&O matter relating to suitability of advice provided to individuals for defined benefit pension transfers in the U.K.
(e)Settlement charges and legal costs related to strategic recruiting.
(f)Loss on deconsolidation of Russian businesses and other related charges. The loss on deconsolidation is included in revenue and excluded from underlying revenue calculations and adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended March 31
(In millions, except per share data)
(Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and the additional items listed below. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three month periods ended March 31, 2022 and 2021.

	Three Months Ended March 31, 2022			Three Months Ended March 31, 2021
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$1,086			$998
Less: Non-controlling interest, net of tax		15			15
Subtotal		$1,071	$2.10		$983	$1.91
Operating income adjustments	$125			$47
Investments adjustment (a)	(9)			—
Income tax effect of adjustments (b)	(18)			(9)
		98	0.20		38	0.08
Adjusted income, net of tax		$1,169	$2.30		$1,021	$1.99

(a) Represents mark-to-market gains primarily related to the Company’s investment in Alexander Forbes ("AF").
(b) For items with an income tax impact, the tax effect was calculated using an effective tax rate based on the tax jurisdiction for each item.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three Months Ended March 31
(Millions) (Unaudited)

	Three Months Ended March 31,
	2022	2021
Consolidated
Compensation and benefits	$3,100	$2,807
Other operating expenses	1,004	918
Total expenses	$4,104	$3,725

Depreciation and amortization expense	$89	$97
Identified intangible amortization expense	91	100
Total	$180	$197

Stock option expense	$5	$21

Risk and Insurance Services
Compensation and benefits	$1,801	$1,610
Other operating expenses	627	555
Total expenses	$2,428	$2,165

Depreciation and amortization expense	$43	$50
Identified intangible amortization expense	78	86
Total	$121	$136

Consulting
Compensation and benefits	$1,164	$1,074
Other operating expenses	454	438
Total expenses	$1,618	$1,512

Depreciation and amortization expense	$26	$29
Identified intangible amortization expense	13	14
Total	$39	$43

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$772	$1,752
Net receivables	5,963	5,586
Other current assets	1,053	926
Total current assets	7,788	8,264

Goodwill and intangible assets	18,974	19,127
Fixed assets, net	865	847
Pension related assets	2,246	2,270
Right of use assets	1,825	1,868
Deferred tax assets	530	551
Other assets	1,460	1,461
TOTAL ASSETS	$33,688	$34,388

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,191	$17
Accounts payable and accrued liabilities	3,084	3,165
Accrued compensation and employee benefits	1,400	2,942
Current lease liabilities	331	332
Accrued income taxes	308	198
Dividends payable	273	—
Total current liabilities	6,587	6,654

Fiduciary liabilities	10,461	9,622
Less - cash and cash equivalents held in a fiduciary capacity	(10,461)	(9,622)
	—	—
Long-term debt	10,552	10,933
Pension, post-retirement and post-employment benefits	1,515	1,632
Long-term lease liabilities	1,831	1,880
Liabilities for errors and omissions	352	355
Other liabilities	1,695	1,712

Total equity	11,156	11,222
TOTAL LIABILITIES AND EQUITY	$33,688	$34,388

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Operating cash flows:
Net income before non-controlling interests	$1,086	$998
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization	180	197
Non cash lease expense	77	79
Deconsolidation of Russian businesses	39	—
Share-based compensation expense	105	78
Net (gain) loss on investments, disposition of assets and other	(17)	(9)

Changes in assets and liabilities:
Accrued compensation and employee benefits	(1,528)	(1,167)
Net receivables	(429)	(404)
Other changes to assets and liabilities	(6)	4
Contributions to pension and other benefit plans in excess of current year credit	(125)	(102)
Operating lease liabilities	(84)	(82)
Net cash used for operations	(702)	(408)
Financing cash flows:
Purchase of treasury shares	(500)	(112)
Net proceeds from issuance of commercial paper	825	—
Repayments of debt	(4)	(4)
Net issuance of common stock from treasury shares	(100)	(58)
Net distributions of non-controlling interests and deferred/contingent consideration	(20)	(40)
Dividends paid	(272)	(237)
Increase in fiduciary liabilities	926	190
Net cash provided by (used for) financing activities	855	(261)
Investing cash flows:
Capital expenditures	(122)	(69)
Net (purchase) sale of long-term investments and other	(9)	2
Dispositions	(4)	—
Acquisitions	(24)	—
Net cash used for investing activities	(159)	(67)
Effect of exchange rate changes on cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(136)	(36)
Decrease in cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(142)	(772)
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at beginning of period	11,375	10,674
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at end of period	$11,233	$9,902

Reconciliation of cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity to the Consolidated Balance Sheets
Three Months Ended March 31,	2022	2021
(In millions)
Cash and cash equivalents	$772	$1,120
Cash and cash equivalents held in a fiduciary capacity	10,461	8,782
Total cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	$11,233	$9,902